EXHIBIT 99.1

CERTIFICATE OF DESIGNATION
OF
SERIES C PREFERRED STOCK
$.001 PAR VALUE
OF
ABC FUNDING, INC.

(Continued from Cover Page)

RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Articles of Incorporation of the Company, the Board hereby creates a series of 2,000 shares of Series C Preferred Stock, $.001 par value per share, of the Company and authorizes the issuance thereof, and hereby fixes the designation thereof, and the voting powers, preferences and relative, participating, optional and other special limitations or restrictions thereon (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation, as amended, of the Company, which are applicable to the preferred stock of all series) as follows:

1.           Designation. The shares of the Series shall be designated “Series C Preferred Stock” (hereinafter referred to as the “Series C Preferred Stock”), and the number of shares constituting the Series shall be 2,000, $.001 par value per share. The number of authorized shares of the Series may be reduced or increased by further resolution duly adopted by the Board of Directors of the Company and, as applicable, the requisite vote of the holders (the “Holders”) of the Series C Preferred Stock and/or stockholders of any securities senior to the Series C Preferred Stock, in accordance with the Nevada Revised Statutes, by filing Certificate(s) of Amendment to the Certificate of Designations pursuant to the provisions of the Nevada Revised Statutes stating that such reduction or increases has been so authorized.

2.           Mandatory Redemption.

a.           Upon and subject to the closing of a financing (debt or equity) whereby the Company realizes gross proceeds in excess of $5,000,000, the Company shall redeem all of the shares of Series C Preferred Stock outstanding on such date (the “Series C Redemption Date”). All redemptions under this Section 2 shall be made for cash for the Series C Redemption Price.

b.           The redemption price per share for Series C Preferred Stock redeemed on the Series C Redemption Date (the “Series C Redemption Price”) shall be equal to $100 per share of the shares to be redeemed.  The Series C Redemption Price shall be paid in cash from any source of funds legally available therefore.

c.           The Company shall give written notice of such redemption to each Holder of record of Series C Preferred Stock to be redeemed not less than ten (10) days prior to the Series C Redemption Date, by certified mail enclosed in a postage-paid envelope addressed to such Holder at such Holder’s address as the same shall appear on the books of the Company.  Such notice shall (i) state the Series C Redemption Date, (ii) state the Series C Redemption Price and (iii) call upon such Holder to surrender to the Company on or after said date at its principal place of business designated in such notice a certificate or certificates representing the number of Series C Preferred Stock to be redeemed in accordance with such notice.  On or after the date fixed in such notice for redemption, each Holder of shares of Series C Preferred Stock to be so redeemed shall present and surrender the certificate or certificates for such shares of Series C Preferred Stock to the Company at the place designated in said notice, and thereupon the Company shall deliver to such Holder the Series C Redemption Price for such shares and a certificate representing any shares of Series C Preferred Stock which were represented by the certificates or certificates delivered to the Company in connection with such redemption but which were not redeemed.  From and after the date fixed in any such notice as the date for redemption, unless default shall be made by the Company in providing for the payment of the Series C Redemption Price pursuant to such notice, all rights of the Holders of the shares of Series C Preferred Stock so redeemed, except the right to receive the Series C Redemption Price (but without interest thereon), shall cease and terminate.  If less than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock to be redeemed shall be allocated among the Holders thereof in proportion to the respective number of shares of Series C Preferred Stock held by them.

d.           If in connection with a redemption under Section 2(a), the Company has insufficient funds (whether by legal prohibition or otherwise) to initially redeem all shares required to be redeemed thereunder, then the Company shall from time to time whenever possible use the maximum amount of funds available (until all shares of Series C Preferred Stock that are required to be redeemed are redeemed), and in each partial redemption the number of shares redeemed and the redemption price therefor shall be allocated according to the relative number of Series C Preferred Stock shares owned by each Holder as compared to the total number of shares of Series C Preferred Stock outstanding at such time.

3.           No Dividends.  Holders of the Series C Preferred Stock shall not be entitled to dividends.

4.           No Voting Rights.  This Certificate of Designation does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the conversion hereof as set forth in Section 2 hereof.

5.           Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Company's Articles of Incorporation. The shares of Series C Preferred Stock shall have no preemptive right whatsoever to purchase, subscribe for or otherwise acquire, stock of any class of the Company nor of any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class of the Company, whether now or hereafter authorized.

6.           Severability of Provisions.   If any right, preference or limitation of the Preferred Stock set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

7.           Status of Reacquired Shares.   Shares of Series C Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of preferred stock issuable in series undesignated as to Series and may be redesignated and reissued.